Merco Sud Agro-Financial Equities Corporation Executes a Reverse Split on Its Stock and Acquires a New Ticker Symbol

Montreal, Quebec - March 25th, 2009
Merco Sud Agro-Financial Equities Corporation, a State of Delaware public company quoted Over the Counter, OTC-Other of the NASDAQ, under the ticker symbol of JTKG, announced today that it has completed a reverse split of all its outstanding shares with the ratio of one share for each fifteen shares (1:15). Consequently, the NASDAQ has assigned the Company a new Ticker Symbol, MSDG effective today. Before the end of the second quarter, The Company intends to file all necessary documents with the U.S. Securities and Exchange Commission and the NASD to become a Reporting Stock Issuer. This reverse split action has been taken to rationalize its image and to permit the Company to attract new investment capital.
For more information, visit our new trilingual (English, French, Spanish) web site www.mercosudagrofin.com

About Merco Sud Agro-Financial Equities Corporation.

Merco Sud Agro-Financial Equities Corporation is an emerging provider of end-to-end modular and integrated solutions in agro-business including finance, industrial, commodities (agriculture, cattle, poultry) and asset management. The firm was originally incorporated in 1997 in Delaware. It became a public entity in November 1998.

Merco Sud is the French language translation (in two separate words) of Mercosur (Mercosul), a Regional Trade Agreement (RTA) among Argentina, Brazil, Paraguay and Uruguay. Mercosur has achieved international recognition as the third largest trading block in the world after the European Union and NAFTA. The balance of the new corporate name indicates the nature of the new business.

Marc Lafoley, VP Marketing & Business Development, stated that our new ticker symbol, lays the foundation to aggressively continue to execute its business plan in its initial target markets.

Martin Cesar Contla, VP Finance, also stated that the new ticker symbol reflects the true image of The Company, as it prepares itself to apply to a higher listing in the public avenue.


Safe Harbor Statement

Except for any historic information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are subject to section 27A of the Securities Act of 1933 and section 21E of the Exchange Act of 1934, and are subject to safe harbor created by these sections. Any statements that express or involve discussions with respect to predictions, beliefs, plans, projections, objectives, goals, assumptions of future events or performances are not statements of historical fact and may be "forward looking statements". Forward looking statements in this release may be identified through the use of such words as "expects", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could",or "might" occur. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements,which involve numerous risks and uncertainties, including the Company's ability to market itsproducts and services in a competitive environment as well as other factors.


DIRECT ALL INQUIRIES TO:

The President,
1811 Silverside Road,
City of Wilmington, County of New Castle,
Delaware, U.S.A.
19810
Tel: (514) 876-9997
e-mail: info@mercosudagrofin.com